Exhibit 99.1

Galaxy Gaming Reports Q2 2019 Financial Results

LAS VEGAS, August 14, 2019 (GLOBE NEWSWIRE) -- Galaxy Gaming, Inc. (OTCQB: GLXZ), a developer and distributor of casino table games and enhanced systems, announced today its financial results for the fiscal quarter and half-year ended June 30, 2019.

Financial Highlights

Q2 2019 vs. Q2 2018

•	Revenue increased 19% to $5,399K
•	Adjusted EBITDA increased 45% to $2,405K1
•	Net income of $1,055K vs. net loss of $(596)K

H1 2019 vs. H1 2018

•	Revenue increased 21% to $10,746K
•	Adjusted EBITDA increased 38% to $4,424K2
•	Net income of $1,516K vs. net loss of $(60)K

Balance Sheet Changes (vs. December 31, 2018)

•	Cash increased 29% to $8,172K
•	Total debt (gross) increased 376% to $48,562K due to the May 2019 stock redemption
•	Stockholders’ deficit of $(29,591)K vs. stockholders’ equity of $7,457K due to the May 2019 stock redemption

[1]

Adjusted EBITDA in Q2 2019 includes an addback for approximately $170K of legal and other expenses related to our review of strategic alternatives, litigation expenses related to the May 2019 stock redemption transaction and certain other non-recurring expenses.

[2]

Adjusted EBITDA in H1 2019 includes an addback for approximately $766K of legal and other expenses related to our review of strategic alternatives, litigation expenses related to the May 2019 stock redemption transaction and certain other non-recurring expenses.

Executive Comments

“Q2 2019 was a very good quarter for us at both the revenue line and the expense line.  As a result, quarterly net income exceeded $1 million for the first time in our history,” said Todd Cravens, Galaxy’s President and CEO. “We saw year-over-year revenue growth in all of our continuing product lines, with especially good growth in progressives and iGaming. Looking ahead, we will have our largest booth ever at G2E in October and will be showing a number of exciting new games and electronics products.”

“The stock redemption transaction we completed in May 2019 significantly changed our balance sheet, but the underlying business fundamentals are intact,” stated Harry Hagerty, Galaxy’s CFO.  “Our growing EBITDA and free cash flow have allowed us to comfortably service our bank debt, and we feel confident that we will also be able to comfortably cover the interest expense on the redemption debt (which has no principal payments until 2029) and other operating needs.”

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Galaxy cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Galaxy files with the Securities and Exchange Commission.

About Galaxy Gaming

Headquartered in Las Vegas, Nevada, Galaxy Gaming (galaxygaming.com) develops and distributes innovative proprietary table games, state-of-the-art electronic wagering platforms and enhanced bonusing systems to land-based, riverboat, cruise ships and online casinos worldwide.  Through its iGaming partner Games Marketing Ltd., Galaxy Gaming licenses its proprietary table games to the online gaming industry.  Galaxy’s games can be played online at FeelTheRush.com.  Connect with Galaxy on Facebook, YouTube  and Twitter.

Contact:

Media:	John Strickland (702) 938-1753
Investors:	Harry Hagerty (702) 938-1740